UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
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MEDICAL PROPERTIES TRUST, INC.
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April 21, 2009

Dear Fellow Stockholder,

I am honored to have you as one of our stockholders and hope that you will attend our 2009 annual stockholders meeting, to be held on May 21, 2009. Details of the business to be conducted at the meeting are set forth in the accompanying proxy statement. In the event that you are unable to attend, however, it is important that your shares are represented; therefore, please be sure to sign, date, and mail your proxy in the provided envelope, or vote your proxy by phone or internet as instructed, at your earliest convenience.

Best Regards,

Edward K. Aldag, Jr.
Chairman, President and CEO

NOTICE OF
2009 ANNUAL MEETING OF STOCKHOLDERS
May 21, 2009

To Our Stockholders:

The 2009 Annual Meeting of Stockholders of Medical Properties Trust, Inc. will be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 21, 2009, beginning at 10:30 a.m. Central Time, for the following purposes:

1.	To elect the eight director nominees described in the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact any other business that properly comes before the meeting.

Attached you will find a notice of meeting and proxy statement that contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card, our 2008 Form 10-K, and our 2008 Annual Report. Only stockholders of record at the close of business on April 1, 2009 are entitled to receive notice of, to attend, and to vote at the meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET, AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors,

Michael G. Stewart
Executive Vice President, General Counsel and Secretary

April 21, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on May 21, 2009

This proxy statement and our 2008 annual report to stockholders are available at www.medicalpropertiestrust.com

PROXY STATEMENT
for
2009 ANNUAL MEETING OF STOCKHOLDERS
May 21, 2009

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Medical Properties Trust, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors to be voted at the 2009 Annual Meeting of Stockholders to be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 21, 2009, beginning at 10:30 a.m. Central Time, and at any adjournment thereof.

At the meeting, stockholders will be asked to vote on proposals to (1) elect the eight director nominees described in this Proxy Statement, and (2) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Stockholders will also transact any other business that properly comes before the meeting; although, as of the date of this Proxy Statement, the Board of Directors knows of no such other business to be presented. When you submit your proxy, by executing and returning the enclosed proxy card, or by voting by telephone or internet, you will authorize the persons named in the enclosed proxy to represent you and vote your shares of common stock on these proposals as specified by you. If no such specification is made, shares represented by your proxy will be voted:

•	FOR the election of the eight director nominees; and

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The proxy holders will also have discretionary authority to vote your shares on any other business that properly comes before the meeting.

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 21, 2009.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.	The election of the eight director nominees described in this Proxy Statement;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	Any other business that properly comes before the meeting for a vote.

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is April 1, 2009. Only stockholders of record at the close of business on April 1, 2009 are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 31, 2009, there were 80,144,138 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, such entity is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. We have been advised that Proposal 1 (election of directors) and Proposal 2 (ratification of auditors) are discretionary items on which your nominee will be entitled to vote your shares even in the absence of instructions from you.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 40,072,070 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

How do I vote my shares?

If your shares are held in “street name,” you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. If you are a beneficial owner of shares held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank, or other nominee), you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

You may vote by mail. If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

You may vote in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting itself will not revoke your proxy.

How does the Board of Directors recommend that I vote on the proposals?

Your Board of Directors recommends that you vote FOR the following proposals:

1.	The election of the eight nominees to the Board of Directors; and

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What happens if I do not specify on my proxy how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals.

Will any other business be conducted at the meeting?

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

Election of Directors. The eight director nominees will be elected to serve on the Board of Directors if they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. This means that the eight director nominees will be elected if they receive more votes than any other person receiving votes. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

Ratification of Independent Auditors. PricewaterhouseCoopers LLP’s appointment as our registered independent public accounting firm will be ratified if this proposal receives a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

How will abstentions be treated?

You do not have the option of abstaining from voting on Proposal 1 (election of directors), but you may abstain from voting on Proposal 2 (ratification of the Company’s auditors). With respect to Proposal 2, an abstention will have the effect of a vote against the proposal.

How will broker non-votes be treated?

A “broker non-vote” occurs when a broker’s customer does not provide the broker with voting instructions for shares owned by the customer but held in the name of the broker. On routine matters, the broker may vote such shares at its discretion. On non-routine matters, the broker cannot vote these shares in any fashion and reports them as “non-votes.” “Broker non-votes” will not have any effect on Proposal 1 (election of directors) or Proposal 2 (ratification of our auditors).

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees

Our Bylaws provide for the annual election of directors at the annual meeting of stockholders. The Board of Directors, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the eight nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2010 annual meeting of stockholders and until his or her successor is duly elected and qualified. The Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee. Alternatively, the Board of Directors may reduce the number of directors to be elected at the annual meeting.

Edward K. Aldag, Jr. Mr. Aldag, age 45, is our founder and has served as our Chief Executive Officer and President since August 2003, and as Chairman of the Board since March 2004. Mr. Aldag served as our Vice Chairman of the Board of Directors from August 2003 until March 2004 and as our Secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc. Mr. Aldag served as President and a member of the Board of Directors of Guilford Medical Properties, Inc. Mr. Aldag was the President of Guilford Capital Corporation from 1998 to 2001 and from 1990 to 1998 served as Executive Vice President, Chief Operating Officer and was a member of the Board of Directors from 1990 to 2001. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance.

Virginia A. Clarke. Ms. Clarke, age 50, has served as a member of our Board of Directors since February 2005. Ms. Clarke, a career management consultant, served as a partner and search consultant in the global executive search firm of Spencer Stuart from 1997 until early 2009. Ms. Clarke was with DHR International, an executive search firm, during 1996. Prior to that, Ms. Clarke spent 10 years in the real estate investment management business with La Salle Partners (now Jones Lang LaSalle) and Prudential Real Estate Investors, where her activities included asset management, portfolio management, capital raising and client service, and two years with First National Bank of Chicago. She is on the board of Chicago Sinfonietta, a mid-sized professional orchestra. Ms. Clarke received her bachelor’s degree in Linguistics and French from the University of California at Davis and received her MBA from the Kellogg Graduate School of Management at Northwestern University.

G. Steven Dawson. Mr. Dawson, age 51, has served as a member of our Board of Directors since April 2004. From July 1990 to September 2003, he was Chief Financial Officer and Senior Vice President-Finance of Camden Property Trust (NYSE: CPT) and its predecessors. He is currently a private investor and serves on the boards of three other public companies (all of which are real estate investment trusts) in addition to his service for us. These other public companies are as follows: Alesco Financial Inc. (NYSE: AFN), American Campus Communities (NYSE: ACC), and Desert Capital REIT, Inc. (a non-listed public mortgage REIT). Mr. Dawson is chairman of the audit committee for American Campus. He is on the compensation committee of American Campus and is the chairman of the nominating and governance committee at Alesco. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University.

R. Steven Hamner. Mr. Hamner, age 52, is one of our founders and has served as our Executive Vice President and Chief Financial Officer since September 2003 and as a director since February 2005. In August and September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the 10 years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State University.

Robert E. Holmes, Ph.D. Mr. Holmes, age 67, has served as a member of our Board of Directors since April 2004. Mr. Holmes, our lead independent director, recently retired as Professor of Management, Dean, and Wachovia Chair of Business Administration at the University of Alabama at Birmingham School of Business, positions he held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia for 12 years. He is the co-author of four management textbooks, numerous articles, papers, and cases, and has served as a board member or consultant to a variety of business firms and non-profit organizations. He is past president of the Southern Business Administration Association, is actively engaged in AACSB International — the Association to Advance Management Education, and serves on the Boards of the Entrepreneurial Center, Tech Birmingham, the Alabama Council on Economic Education, and other organizations. Mr. Holmes received a bachelor’s degree from the University of Texas at Austin, an MBA from University of North Texas, and received his Ph.D. from the University of Arkansas with an emphasis on management strategy.

Sherry A. Kellett. Ms. Kellett, age 64, has served as a member of our Board of Directors since February 2007. Ms. Kellett was the former corporate controller and principal accounting officer at BB&T Corporation, where she was a member of their eight-person executive management team from 1998 through her retirement in 2003. She is currently a member of the board of directors of Highwoods Properties, Inc., based in Raleigh, North Carolina, where she serves on the audit committee, and MidCountry Financial Corp., based in Macon, Georgia, where she is chair of the audit committee. Ms. Kellett has also served on the boards of the North Carolina School of the Arts Foundation, Piedmont Kiwanis Club, Senior Services, Inc., The Winston-Salem Foundation, the Piedmont Club, and the N.C. Center for Character Education.

William G. McKenzie. Mr. McKenzie, age 50, is one of our founders and has served as the Vice Chairman of our Board of Directors since September 2003. Mr. McKenzie has served as a director since our formation and served as the Executive Chairman of our Board of Directors in August and September 2003. From May 2003 to August 2003, he was an executive officer and director of our predecessor. From 1998 to the present, Mr. McKenzie has served as President, Chief Executive Officer, and a board member of Gilliard Health Services, Inc., a privately-held owner and operator of acute care hospitals. From 1996 to 1998, he was Executive Vice President and Chief Operating Officer of the Mississippi Hospital Association/Diversified Services, Inc. and the Health Insurance Exchange, a mutual company and HMO. From 1994 to 1996, Mr. McKenzie was Senior Vice President of Managed Care and Executive Vice President of Physician Solutions, Inc., a subsidiary of Vaughan HealthCare, a private healthcare company in Alabama. From 1981 to 1994, Mr. McKenzie was Hospital Administrator and Chief Financial Officer and held other management positions with Gilliard Health Services, Inc. Mr. McKenzie received a Masters of Science in Health Administration from the University of Colorado and a B.S. in Business Administration from Troy State University. He has served in numerous capacities with the Alabama Hospital Association.

L. Glenn Orr, Jr. Mr. Orr, age 68, has served as a member of our Board of Directors since February 2005. Mr. Orr is Chairman of Orr Holdings, LLC, previously The Orr Group, which has provided consulting services for middle-market companies since 1995. Prior to that, he was Chairman of the Board of Directors, President and Chief Executive Officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the Board of Directors, chairman of the governance/compensation committee, and a member of the executive committee of Highwoods Properties, Inc. He is also a member of the Board of Directors of General Parts, Inc. and Broyhill Management Fund, Inc. Mr. Orr previously served as President and Chief Executive Officer of Forsyth Bank and Trust Co., President of Community Bank in Greenville, South Carolina, and President of the North Carolina Bankers Association. He is a member, and the former Chairman, of the Board of Trustees of Wake Forest University.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE EIGHT NOMINEES FOR DIRECTOR LISTED ABOVE.

CERTAIN INFORMATION REGARDING
OUR BOARD OF DIRECTORS

The Board of Directors consists of eight directors. Our current directors are Edward K. Aldag, Jr., Virginia A. Clarke, G. Steven Dawson, R. Steven Hamner, Robert E. Holmes, Ph.D., Sherry A. Kellett, William G. McKenzie, and L. Glenn Orr, Jr. The directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office.

It is the policy of the Board of Directors that a majority of the directors be independent as defined in the listing standards of the New York Stock Exchange (the “NYSE”). The Board of Directors has determined that five directors — Virginia A. Clarke, G. Steven Dawson, Robert E. Holmes, Ph.D., Sherry A. Kellett, and L. Glenn Orr, Jr. — are independent under the NYSE’s listing standards.

The Board of Directors holds regular meetings on a quarterly basis and on other occasions as necessary or appropriate. The Board of Directors met nine times in 2008. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Ethics, Nominating, and Corporate Governance Committee, and the Investment Committee. The Audit Committee met seven times in 2008; the Ethics, Nominating, and Corporate Governance Committee met three times; the Compensation Committee met nine times; and the Investment Committee met at each meeting of the Board of Directors. All directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served in 2008.

In connection with its regular meetings, the Board of Directors meets in executive session in which management directors are not present. Mr. Holmes has been designated as the lead independent director and in that capacity presides at these executive sessions. The directors of the Company are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company attended the 2008 annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors delegates certain of its functions to its standing Audit Committee, Compensation Committee, Ethics, Nominating, and Corporate Governance Committee, and Investment Committee.

The Audit Committee is comprised of three independent directors, Messrs. Dawson and Orr and Ms. Kellett. Mr. Dawson serves as chairman. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the additional independence requirements for audit committee members, and that Mr. Dawson and Ms. Kellett each qualify as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board of Directors has also determined that service by Ms. Kellett and Mr. Dawson on other public companies’ audit committees has not impaired their abilities to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The information on our website is not part of this Proxy Statement. The report of the Audit Committee begins on page 12 of this Proxy Statement.

The Compensation Committee is comprised of three independent directors, Messrs. Orr and Holmes and Ms. Clarke. Mr. Orr serves as chairman of the Compensation Committee.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers; review and approve the compensation for our executive officers; review and make recommendations to the Board of Directors with respect to our incentive compensation plans and equity-based plans; and administer our equity incentive plan. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and establishes the Chief Executive Officer’s compensation levels. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee begins on page 18 of this Proxy Statement.

The Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and all other executive officers. The Compensation Committee also reviews and makes recommendation to the full Board of Directors regarding the Company’s incentive compensation plans and equity-based plans. In 2008, the Compensation Committee continued its engagement of The Schonbraun McCann Group, or SMG, a nationally recognized compensation practice of FTI Consulting, Inc. specializing in the real estate industry, to assist the committee in determining the amount and form of executive compensation and considered information presented by SMG when reviewing the appropriate types and levels for the Company’s non-employee director compensation program. Information concerning the nature and scope of SMG’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 14.

The Ethics, Nominating, and Corporate Governance Committee is comprised of three independent directors, Mses. Clarke and Kellett and Mr. Holmes. Mr. Holmes serves as chairman of the Committee. The Ethics, Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors; recommending the composition of the committees of our Board of Directors; periodically reviewing the Board of Directors performance and effectiveness as a body; recommending proposed changes to the Board of Directors; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, and employees. All director recommendations must be made during the time periods, and must provide the information, required by Article II, Section 2.03 of the Company’s Amended and Restated Bylaws. All director recommendations should be sent to the Ethics, Nominating and Corporate Governance Committee, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate.

The Board of Directors has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating and Corporate Governance Committee: (i) directors should possess the highest personal and professional ethics, integrity, and values; (ii) directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business; (iii) directors should be committed to representing the long-term interests of our stockholders; (iv) directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time; and (v) directors should not serve on more than five boards of public companies in addition to our Board of Directors.

The Ethics, Nominating and Corporate Governance Committee has recommended the nomination of all eight of the incumbent directors for re-election. The entire Board of Directors has approved such recommendation.

The Investment Committee membership is comprised of all of our current directors. Mr. Aldag serves as chairman of the committee. The Investment Committee has the authority to, among other things, consider and take action with respect to all acquisitions, developments, and leasing of healthcare facilities in which our aggregate investment will exceed $10 million.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board of Directors has approved and adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com.

Stockholder and Interested Party Communications. Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board of Directors. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o Michael G. Stewart, Executive Vice President, General Counsel and Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board of Directors, or the individual director, if the Secretary determines that the communication deals with the functions of the Board of Directors or requires the attention of the Board of Directors or the individual director. The Secretary will maintain a log of all communications received from stockholders.

The Company provides, free of charge, hard copies of our annual report, our Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines, the charters of our Ethics, Nominating and Corporate Governance, Audit, and Compensation Committees, and our Code of Ethics and Business Conduct. All of these documents are available on our website, as well, at www.medicalpropertiestrust.com.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2009. During the year ending December 31, 2008 KPMG LLP and PricewaterhouseCoopers LLP served as our independent registered public accounting firms and also provided certain tax and other audit related services. KPMG LLP served as our independent registered public accounting firm since shortly after our formation in 2003 until September 2008 when we engaged PricewaterhouseCoopers LLP. For additional information on the change from KPMG LLP to PricewaterhouseCoopers LLP you may consult the 8-K filed by the Company on September 12, 2008, a copy of which is available, without charge, by writing to Michael G. Stewart, Executive Vice President, General Counsel and Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Directors, Executive Officers, and Other Stockholders

The following table provides information about the beneficial ownership of our common stock as of March 31, 2009, unless otherwise indicated, by each director of the Company, each executive officer named in the “Summary Compensation Table” in this Proxy Statement, all directors and executive officers as a group, and each person known to management to be the beneficial owner of more than 5% of the outstanding shares of common stock.

			Percentage
	Number of Shares		of Shares
Name of Beneficial Owner	Beneficially Owned		Outstanding(1)

Directors and Executive Officers:
Edward K. Aldag, Jr.	1,163,455	(2)	1.45%
Emmett E. McLean	467,772	(3)	*
R. Steven Hamner	576,899	(4)	*
William G. McKenzie	257,061	(5)	*
Michael G. Stewart	254,790	(6)	*
Virginia A. Clarke	71,101	(9)	*
G. Steven Dawson	92,506	(7)	*
Robert E. Holmes, Ph.D.	74,173	(7)	*
Sherry A. Kellett	28,188	(8)	*
L. Glenn Orr, Jr.	83,451	(9)	*
All directors and executive officers as a group (10 persons)	3,069,396	(10)	3.82%
Other Stockholders:
Deutsche Bank AG Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	8,914,465	(11)	11.09%
The Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	5,258,381	(12)	6.54%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	4,353,433	(13)	5.42%

*	Less than 1% of the outstanding shares of common stock.

(1)	Based on 80,377,094 shares of common stock outstanding as of March 31, 2009 and includes 92,500 vested common stock options, 32,860 vested operating partnership units (convertible into an equal number of shares of common stock) and 25,456 vested deferred stock units. Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 31, 2009 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(2)	Includes 725,658 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. Shares totaling 75,794 are held in accounts with margin privileges. Separately, 362,000 shares are pledged as security.

(3)	Includes 189,381 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. Includes 8,400 shares in custodial accounts for children.

(4)	Includes 298,784 shares of unvested common stock, which the named officer has no right to sell or pledge. All other vested shares are held in an account with margin privileges.

(5)	Includes 85,817 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. All shares are held in an account with margin privileges.

(6)	Includes 149,102 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. All other vested shares are held in an account with margin privileges.

(7)	Includes 20,000 shares of common stock issuable upon exercise of a vested stock option, 6,365 deferred stock units which may be converted into shares of common stock and 19,961 shares of unvested restricted common stock. In addition, all shares held by Mr. Dawson are held in an account with margin privileges.

(8)	Includes 19,961 shares of unvested restricted common stock.

(9)	Includes 20,000 shares of common stock issuable upon exercise of vested stock options, 6,363 deferred stock units which may be converted in to shares of common stock, and 19,961 shares of unvested restricted common stock. In addition, shares held by Mr. Orr include 700 shares held in a trust account and in accounts for his wife and daughter.

(10)	See notes (1) — (9) above.

(11)	Based on a Schedule 13G filed February 11, 2009. Information regarding Deutsche Bank AG (“Deutsche Bank”) is filed jointly by Deutsche Investment Management Americas, RREEF America L.L.C., DWS Investments S.A., Luxembourg and Deutsche Asset Management Australia Ltd. The Schedule 13G filed by Deutsche Bank indicates that (a) Deutsche Investment Management Americas has sole voting and investment power with respect to 1,058,572 shares and no shared voting or investment power, (b) RREEF America L.L.C. has sole voting power with respect to 3,644,900 shares, sole investment power with respect to 7,344,588 shares and no shared voting or investment power, (c) DWS Investments S.A., Luxembourg has sole voting and investment power with respect to 24,410 shares and no shared voting or investment power and (d) Deutsche Asset Management Australia Ltd has sole voting power with respect to 383,111 shares, sole investment power with respect to 486,895 shares and no shared voting or investment power.

(12)	Based on a Schedule 13G filed February 13, 2009. Includes shares of common stock held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. Vanguard Fiduciary Trust Company directs the voting of 86,072 shares, or 0.11% of the shares outstanding of the Company, of which it is the beneficial owner as a result of its serving as investment manager of collective trust accounts.

(13)	Based on a Schedule 13G filed February 6, 2009. Information regarding Barclays Global Investors, NA (“Barclays”) is filed jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. The Schedule 13G filed by Barclays indicates that (a) Barclays Global Investors, NA has sole voting power with respect to 1,266,330 shares and sole investment power with respect to 1,382,464 shares and no shared voting or investment power, (b) Barclays Global Fund Advisors has sole voting power with respect to 2,112,783 shares and sole investment power with respect to 2,867,962 shares and no shared voting or investment power, (c) Barclays Global Investors, LTD has sole voting power with respect to 36,213 shares and sole investment power with respect to 78,598 shares and no shared voting or investment power and (d) Barclays Global Investors Japan Limited has sole voting power with respect to 24,409 shares and sole investment power with respect to 24,409 shares and no shared voting or investment power. The Schedule 13G indicates that each of Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG has no beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our equity securities file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on a review of the reports furnished to us with respect to fiscal year 2008, we believe that all SEC filing requirements applicable to our directors and executive officers were satisfied. During fiscal year 2008, the Company filed Forms 4 late on three occasions. Forms 4 for the executive restricted stock awards dated February 14, 2008 were filed on February 21, 2008; Forms 4 for the director restricted stock awards dated February 14, 2008 were filed on February 28, 2008; and the Form 4 for the July 10, 2008 sale of common stock by Mr. Aldag, pursuant to a Rule 10b5-1 plan, was filed on July 15, 2008.

INDEPENDENT AUDITOR

On September 8, 2008, the Audit Committee of the Board of Directors selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements for 2008. Prior to this date, KPMG LLP (“KPMG”) was our independent auditors and had audited our consolidated financial statements since 2003. Both PwC and KPMG are registered independent public accounting firms.

Representatives of PwC are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining independent auditors to audit our consolidated financial statements for 2008, the Audit Committee retained PwC and KPMG to provide other auditing services in 2008. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements. The Audit Committee has reviewed all non-audit services provided by our independent auditor in 2008 and has concluded that the provision of such services was compatible with maintaining our auditor’s independence in the conduct of its auditing functions.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed by its independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee.

The table below sets forth the aggregate fees billed by PwC in 2008 and KPMG in 2007 for audit and non-audit services:

	2008	2007
Fees	PWC	KPMG

Audit Fees(1)	$394,527	$367,342
Audit-Related Fees	—	—
Tax Fees(1)	—	69,560
All Other Fees	—	—

Total	$394,527	$436,902

(1)	In 2008 while serving as our independent auditor, KPMG billed us $138,896 for audit fees and $8,496 for tax fees.

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Audit Committee Report

The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board of Directors (a copy of which is available on our website). The Board of Directors has determined that each committee member is independent within the meaning of the NYSE listing standards. In 2008, the Audit Committee met seven times.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee of the Board of Directors is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of, and for the year ended, December 31, 2008. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of, and for the year ended, December 31, 2008, were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS Nos. 89, 90, and 114 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. SAS No. 61, as amended, sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence and to confirm that they are independent of the Company within the meaning of the securities acts administered by the Securities and Exchange Commission. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the meetings described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements as of, and for the year ended, December 31, 2008 be included in our 2008 Annual Report on Form 10-K and in the Company’s 2008 Annual Report to Shareholders.

The foregoing report is provided by the undersigned members of the Audit Committee of the Board of Directors.

G. Steven Dawson (Chairman)
Sherry A. Kellett
L. Glenn Orr, Jr.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers and Other Senior Management

For information regarding Messrs. Aldag, Hamner and McKenzie, please see “Proposal 1 — Election of Directors” above.

Emmett E. McLean. Emmett E. McLean, age 53, is one of our founders and has served as our Executive Vice President, Chief Operating Officer and Treasurer since September 2003. Mr. McLean has served as Assistant Secretary since April 2004. In August and September 2004, Mr. McLean also served as our Chief Financial Officer. Mr. McLean was one of our directors from September 2003 until April 2004. From June to September 2003, Mr. McLean served as Executive Vice President, Chief Financial Officer, and Treasurer, and board member of our predecessor. From 2000 to 2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1995 to 2000, Mr. McLean served as Senior Vice President — Development, Secretary, Treasurer and a board member of PsychPartners, L.L.C., a healthcare services and practice management company. Prior to 1992, Mr. McLean worked in the investment banking field. Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina.

Michael G. Stewart. Michael G. Stewart, age 53, has served as our General Counsel since October 2004 and as our Executive Vice President and Secretary since January 2005. Prior to October 2004, Mr. Stewart worked as a private investor, healthcare consultant, and novelist. He advised physician and surgery groups on emerging healthcare issues for four years before publishing four novels during a five-year period. From 1993 until 1995, he served as Vice President and General Counsel of Complete Health Services, Inc., a managed care company, and its successor corporation, United Healthcare of the South, a division of United Healthcare, Inc. Mr. Stewart was engaged in the private practice of law between 1988 and 1993. Mr. Stewart holds a J.D. degree from Cumberland School of Law of Samford University and a B.S. in Business Administration from Auburn University.

Compensation Discussion and Analysis

Compensation Philosophy

We believe that the experience, abilities and commitment of our senior executive officers are unique in the business of investing in hospital real estate, and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executives’ long-term interests with the interests of our stockholders. We believe it is necessary that our executive compensation program motivates the performance of our executives by establishing clearly-defined goals and measures of achievement, and rewarding experienced, highly-motivated executives who are capable of leading us effectively and contributing to our long-term growth and profitability.

To achieve these compensation goals, we utilize a combination of cash and equity-based compensation to provide appropriate incentives for our executives. Executive officers are eligible to receive a combination of annual base salary, annual incentive bonuses, annual restricted stock and option grants, and multi-year awards of restricted stock and other equity instruments under our Second Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”). Our shareholders most recently amended this plan in 2007 when they voted to increase the shares available to be awarded under the plan. As of December 31, 2008, the 2004 Equity Incentive Plan had 4,127,668 shares available for future award.

We are highly cognizant that recent market conditions, while devastating to the global economic order, are creating unique opportunities for highly motivated, entrepreneurial managers to participate in private real estate investing activities. These opportunities create competition for us in retaining our successful senior executives. To address this and other market challenges, our executive compensation program is designed to provide for discretionary, generally long-term awards of restricted shares and other equity-linked instruments. By offering these grants that provide the opportunity for executives to create long-term personal benefit as our shareholders also benefit, we believe we are better able to compete for successful executives with other real estate investors such as private equity and hedge funds and more recently, organizations that will take advantage of highly favorable government financing of real estate assets. One of the Compensation Committee’s primary principles is that the compensation of our officers should be set so that, if our executives achieve performance levels established in advance by the Compensation Committee, they are eligible to receive at least the average total compensation, at approximately the 75th percentile, paid to officers at REITs that have characteristics comparable to Medical Properties Trust, Inc. Measurements of these performance levels are described below in the sections labeled Base Salary, Annual Bonus, and Long-term Equity Awards. In some cases the actual target for a particular officer could be more or less than the 75th percentile based on his individual performance, experience, tenure, or compensation relative to other officers.

In general, we design these performance measures to result in achievement of our long-term strategies as opposed to measures that are designed to maximize short-term results. For example, in early 2008 we established, among other measures, goals for our senior executives to increase our size and improve our tenant and geographic diversity, while also improving our dividend coverage and balance sheet strength. Because we achieved these goals, we are much better positioned to weather the existing economic environment than we would have been had we not set and achieved those goals, and this was, in fact, the reason our Compensation Committee designed the 2008 executive compensation program accordingly. One of our primary 2009 goals is to continue to improve our liquidity in order to position us for continued economic and market challenges, but just as importantly, to establish a base from which to resume the very successful investing that our executives have achieved since founding Medical Properties Trust, Inc. over five years ago.

In 2007, the Compensation Committee engaged the services of SMG, and we continued to use their services in 2008 and through the date of this proxy statement in 2009. We did not have any prior relationship with SMG. In 2007 and in 2008, the Compensation Committee directed SMG to, among other things, (1) review and assist the Compensation Committee in evaluating the Compensation Committee’s compensation philosophy for our executive officers, including the portion of total compensation that is awarded in the form of salary, bonus and equity based compensation, (2) provide market analysis of competitive pay practices and the adequacy and appropriateness of our compensation arrangements, (3) assist the Company in identifying the relevant peer group(s) for such comparative purposes, (4) recommend to the Compensation Committee any modifications or additions to the Company’s compensation programs that it deems advisable, and (5) assist the Compensation Committee in setting executive compensation levels, including the portion of total compensation that is awarded in the form of salary, bonus, and equity-based compensation. In 2008, SMG continued to evaluate our executive and director compensation practices in light of evolving market conditions. As such, the compensation review in 2008 by SMG compared our executive pay practices against the same peer group of companies as that in 2007. The peer group is comprised of the following REITs (the “Peer Group”)1:

Alexandria Real Estate Equities, Inc.

BioMed Realty Trust

Cogdell Spencer, Inc

Colonial Properties Trust

Corporate Office Properties Trust Inc.

Digital Realty Trust, Inc.

First Potomac Realty Trust

Health Care REIT, Inc.

Healthcare Realty Trust

Kite Realty Group Trust

LTC Properties, Inc.

Maguire Properties, Inc.

Nationwide Health Properties, Inc.

Omega Healthcare Investors, Inc.

Parkway Properties, Inc.

Thomas Properties Group, Inc.

Ventas, Inc.

Washington Real Estate Investment Trust

The Compensation Committee held several meetings during which SMG presented its data and recommendations, and the members of the Compensation Committee determined that such presentations were helpful in establishing our compensation practices, and in particular in determining that our compensation levels were comparable to those of the peer group companies. Because our compensation at the senior executive level is established to ensure that our top officers’ rewards are most focused on long-term goals, objectives, and

1 For Mr. McKenzie, the Vice Chairman of the Company, we used for comparison the following REITs with an executive that serves solely as the chairperson or vice chairman: Cogdell Spencer Inc., Douglas Emmett, Inc., Health Care REIT, Inc., Hersha Hospitality Trust, Host Hotels & Resorts, Inc., Kite Realty Group Trust, LTC Properties, Inc., One Liberty Properties, Pennsylvania Real Estate Investment Trust, W.P. Carey & Co. LLC, and Weingarten Realty Investors.

achievements, their compensation is more heavily weighted in annual bonuses based on achievement of long-term goals and in long-term equity that vests over multiple years. In accordance with SEC rules, the five named executive officers were identified based upon title (for CEO and CFO) and total compensation (as calculated in accordance with the “Summary Compensation Table”) of officers who are in charge of a principal function.

Base Salary. The Compensation Committee establishes the base salary levels on the basis of assigned responsibilities, executive’s performance, the performance of the Company as a whole and compensation paid by competitors. Base salary levels are reviewed annually to better align the Company with its peer group. Any increases are generally contingent upon the success of the executive in developing and executing the Company’s strategic plan and the success in exercising leadership and creating stockholder value, with a minimum increase equal to the increase in the Consumer Price Index.

Annual Bonus and Non-Equity Incentive Plan Compensation. Annual bonuses, generally paid in cash, are designed to be a significant component of our executives’ total compensation. Since 2007, our Compensation Committee has determined the amount of these payments, if any, based substantially on quantifiable measures of performance that are established and discussed with each executive early in the fiscal year, and accordingly any such compensation is reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. The measurement for 2007 performance was based on total shareholder return relative to a peer group for a fixed 12-month period only. Subsequently, the Compensation Committee determined that because such a measurement was highly dependent on factors beyond management’s control, it was likely that annual bonuses would be paid or not paid as a result of events on which management had little input. For example, for 2007, the effect of our stock price at year end was such that management was paid no bonus, but future share price activity could have resulted in significant bonuses being paid without respect to whether management’s 2008 and subsequent performance resulted in long-term shareholder value. Accordingly, for 2008, the Compensation Committee considered our long-term strategies and business objectives in establishing these annual goals, as opposed to the short-term oriented periodic shareholder return measurement that was in place for 2007. Based on this consideration, the Compensation Committee established the following performance metrics, which we believe are key drivers to long-term creation of shareholder value.

Corporate Goal	Weight	Threshold	Target	Superior	Outperformance

Normalized FFO Goal (1)	35%	$1.01	$1.04	$1.07	$1.09
Investment Goal	20%	$125 million	$200 million	$225 million	$250 million
Portfolio Diversification	20%	35% max	32% max	30% max	28% max
Geographic Diversification	15%	55% max	50% max	45% max	40% max
AFFO Payout (2)	10%	98%	96%	94%	92%
TOTAL	100.00%

(1)	For computational purposes, we use the NAREIT definition of FFO (funds from operations), with adjustments to exclude certain items, including in 2008 (i) the write off of accrued straight-line rent receivable related to properties sold and leases terminated during the year ($0.23 per share), (ii) the write off of unamortized deferred financing fees and additional costs, expenses, discounts or premiums incurred as a result of early debt retirement ($0.06 per share), (iii) the uninsured portion (insurance deductible) of the costs of hurricane damage to two of our facilities ($0.02 per share), and (iv) the income or loss effects of other miscellaneous transactions primarily related to discontinued operations ($0.05 per share).

(2)	For computational purposes we adjusted the normalized FFO amount as described above to exclude straight-line rent revenue ($0.13 per share), non-cash, share-based compensation expense ($0.10 per share), and deferred financing cost amortization expense ($0.03 per share).

Based on achievement of the goals at the levels noted above, our named executives were eligible to earn 75% of a multiple of their base salaries as described in the following table. Each named executive was also eligible to earn additional bonus amounts based on the Compensation Committee’s assessment of their respective individual contributions to the achievement of the corporate goals and other considerations.

Executive Name	Threshold	Target	Superior	Outperformance

Edward K. Aldag, Jr.	100%	175%	250%	325%
R. Steven Hamner	75%	125%	175%	250%
Emmett E. McLean	75%	125%	175%	250%
Michael G. Stewart	75%	125%	175%	250%
William G. McKenzie	50%	75%	100%	125%

For 2008, the goals included targets for funds from operations per share, acquisition levels, tenant and portfolio diversification, and dividend payout ratios. The Compensation Committee asked SMG to provide assistance in measuring whether, and to what extent, our executives achieved these goals. In addition to achievement of the corporate goals listed above, SMG advised the Compensation Committee that our growth in FFO during 2008 placed us at the 89th percentile of our peer group, and the Compensation Committee considered this and other qualitative factors in the determination of the portion of each executive’s incentive bonus that was based on individual contributions.

Long-Term Incentive Awards. The Compensation Committee may grant long-term, equity-based incentive awards to our executive officers under the 2004 Equity Incentive Plan. These awards may take the form of incentive stock options, nonqualified stock options, restricted common stock, restricted stock units, deferred stock units, stock appreciation rights, and performance share units. Based on an assessment of competitive factors and performance, the Compensation Committee determines an award that is sufficient to both properly reward, and provide future incentive for, each executive officer. The Compensation Committee generally considers the amount of other components of the executives’ awards along with the market information related to compensation of peer group company executives in determining the value and character of long-term incentive awards, and intends to continue to closely align the interests of the executive officers with those of the stockholders generally by making such incentive awards in the form of restricted stock. Shares of restricted stock granted under the 2004 Equity Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of our common stock. To encourage retention, restricted stock awards will generally vest over periods of three to five years, and may sometimes require achievement of certain performance measures in order to vest.

The Compensation Committee approved on March 8, 2007, and our stockholders approved on May 30, 2007 the general terms of a multi-year incentive program (the “2007 Program”) that is administered under the 2004 Equity Incentive Plan. The 2007 Program is designed to motivate, retain, and reward the Company’s senior executive officers over a multi-year period based on the achievement of key business objectives while maintaining alignment of their interests with those of our stockholders. The 2007 Program consists of three basic components: time-based restricted equity awards, core performance restricted equity awards, and superior performance awards.

Time-based awards vest ratably over a seven-year period. Core performance awards vest over a seven-year period based on achievement by the Company of specific total return benchmarks. Cash dividends are paid on all time-based and core performance award shares, including unvested portions. Superior performance awards, which are intended to encourage management to create stockholder value in excess of industry expectations in a “pay for performance” structure, are earned based on achievement of certain stock price targets or specific total return benchmarks. If our average stock price (over 30 consecutive trading days) is equal to or greater than $26, $24, $22, or $20 in 2009 or 2010, 100%, 75%, 58%, or 33% of the superior performance award is earned, respectively. If our average stock price does not reach $20 in 2009 or 2010, one-third of the superior performance award is earned if our total stockholder return from March 1, 2007 through December 31, 2010 is at or above the 50th percentile of the total stockholder return of the REITs in the Morgan Stanley REIT Index. Once the superior performance award is earned based on our performance, it is subject to further time vesting. One-third of the earned superior performance awards vest on the fourth anniversary of grant, and an additional third vest on each of the succeeding two anniversaries, based on continued employment. During the performance vesting period, cash dividends are paid with respect to the maximum shares or units that could be earned under the superior performance award at a rate equivalent to only 20% of our normal dividend rate.

Some or all awards under the 2007 Program, at the election of the awardees, may be granted in the form of operating partnership profits interest units of MPT Operating Partnership, L.P., the entity through which we conduct substantially all of our business. Subject to vesting and the other terms of the applicable award, these profits interest units are exchangeable for shares of our common stock or cash, at our election. Distributions on the profits interest units equal the dividends paid on our common stock on a per unit basis, subject to the terms of the applicable award.

All determinations, interpretations, and assumptions relating to the vesting and calculation of awards under the 2007 Program are made by the Compensation Committee. In the event of a change in control of the Company during the vesting period, all grants would become fully vested.

Other Benefits. We maintain a 401(k) Retirement Savings plan and annually match 100% of the first three percent (3%) of pay contributed, plus fifty percent (50%) of the next two percent (2%) of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical and dental plans, a portion of the cost of which is paid by the employee. Messrs. Aldag, McLean, Hamner, Stewart, and McKenzie each have employment agreements with the Company pursuant to which certain other benefits are provided to them. The financial terms of each such employment agreement are set forth in “Potential Payments Upon Termination or Change-in-Control” below.

Practices with regard to dates and pricing of stock and option grants. The Compensation Committee determines the number of shares underlying options and shares of restricted stock to award to each officer and grants such awards. The date of the award is the date of the scheduled meeting of the Compensation Committee at which the Compensation Committee votes to approve the option or the restricted share amount. The exercise price of each option granted is the closing price of our common stock on such date of grant.

In all cases, our options are dated (i) on the date of a scheduled Compensation Committee meeting at which the option amount is approved, (ii) on the date of a new hire’s start with the Company as approved by the Chairman/CEO in advance of the start date, or (iii) on the date of a terminated senior executive’s departure from the Company as set out in formal terms approved in advance. Option exercise prices are determined by the NYSE closing price of our common stock on such date of grant. Additionally, all officers must receive prior authorization for any purchase or sale of our common stock.

Section 162(m). The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company’s tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis on page 14 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

L. Glenn Orr, Jr. (Chairman)
Robert E. Holmes, Ph.D.
Virginia A. Clarke

Compensation of Executive Officers

Summary Compensation Table. We have employment agreements with each of the named executive officers in the following Summary Compensation Table. These employment agreements provided the following annual base salaries in 2008: Edward K. Aldag, Jr., $510,000; Emmett E. McLean, $345,000; R. Steven Hamner, $347,000; Michael G. Stewart, $286,275; and William G. McKenzie, $107,846. On each January 1 hereafter, each of the executive officers is to receive a minimum increase in his base salary equal to the increase in the Consumer Price Index. These agreements provide that the executive officers, other than Mr. McKenzie, agree to devote substantially all of their business time to our operation. The employment agreement for each of the named executive officers, other than Mr. McKenzie, is for a three-year term which is automatically extended at the end of each year within such term for an additional one year period, unless either party gives notice of non-renewal as provided in the agreement. Mr. McKenzie’s employment agreement was amended effective August 1, 2008. Pursuant to that amendment, Mr. McKenzie continues to serve as Vice Chairman and an employee but will no longer serve as an executive officer of the Company. His amended employment agreement is for a one-year term which is automatically extended at the end of each year within such term for an additional one year period, unless either party gives notice of non-renewal as provided in the agreement.

These employment agreements permit us to terminate each executive’s employment with appropriate notice for or without “cause,” which includes (i) the conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and also exclusive of a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the executive on a per se basis due to the Company offices held by the executive, so long as any act or omission of the executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to materially perform or materially adhere to explicitly stated duties that are consistent with the terms of his employment agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of his employment agreement), which, in any such case, continues for thirty (30) days after written notice from the Board to the executive, or (iv) gross negligence or willful misconduct in the material performance of the executive’s duties.

Each of the named executive officers, excluding Mr. McKenzie, has the right under his employment agreement to resign for “good reason,” which includes (i) the employment agreement is not automatically renewed by the Company; (ii) the termination of certain incentive compensation programs; (iii) the termination or diminution of certain employee benefit plans, programs, or material fringe benefits; (iv) the relocation of our principal office outside of a 100 mile radius of Birmingham, Alabama (in the case of Mr. Aldag); or (v) our breach of the employment agreement which continues uncured for 30 days. In addition, in the case of Mr. Aldag, the following constitute good reason: (i) his removal from the Board of Directors without cause or his failure to be nominated or elected to the Board of Directors; or (ii) any material reduction in duties, responsibilities, or reporting requirements, or the assignment of any duties, responsibilities, or reporting requirements that are inconsistent with his positions with us. Mr. McKenzie does not have the right to resign for “good reason” under his amended employment agreement.

The executive employment agreements provide a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. McLean, Hamner, and Stewart. Messrs. Aldag, McLean, Hamner, and Stewart are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. McLean, Hamner, and Stewart. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. In addition, the employment agreements provide for annual paid vacation of six weeks for Mr. Aldag and four weeks for Messrs. McLean, Hamner, and Stewart and various other customary benefits. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the Consumer Price Index for such year, and that Messrs. McLean, Hamner, and Stewart will receive up to $10,000 per year in reimbursement for life insurance premiums which amount is to increase annually based on the increase in the Consumer Price Index for such year. We also reimburse each executive for the income tax he incurs on the receipt of these premium reimbursements. Messrs. Aldag, McLean, Hamner, and Stewart are also reimbursed for the cost of their disability insurance premiums.

The employment agreements referred to above provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

Other than Mr. McKenzie, if the named executive officer’s employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined, and other existing obligations. If Mr. McKenzie elects to end his employment, he will not be due any accrued bonus or other benefits, and will forfeit all accrued stock options and unvested restricted shares of common stock awarded under the Equity Incentive Plan. Other than Mr. McKenzie, if we terminate a named executive officer’s employment without cause, or if any of them terminates his employment for good reason, we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) other than for Mr. McKenzie, the cost of the executive’s continued participation in the company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (or for a five-year period in the case of Mr. Aldag); and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than cause or by the executive for good reason, all of the options and restricted stock granted to the executive will become fully vested, and the executive will have whatever period remains under the options in which to exercise all vested options. If Mr. McKenzie is terminated either without cause or upon the Company’s failure to renew his employment agreement, we will be obligated to pay (i) any base pay, incentive bonus, expense reimbursements, and all other compensation related payments that are payable as of, and relate to the period preceding, the effective date of the termination, (ii) the prorated amount of any incentive bonus for the year in which the termination of employment occurs, pro rated for the portion of such year during which Mr. McKenzie was employed prior to the effective date of his employment, and (iii) any remaining amount of base salary payable to Mr. McKenzie through the end of the then current term of his employment agreement. Any restricted stock awarded to Mr. McKenzie prior to such termination would continue to vest on the same schedule and according to the same terms as such grants would have vested had his employment not been terminated by the Company. Additionally, Mr. McKenzie would have whatever period remained under any outstanding stock options to exercise those options despite the termination of his employment.

In the event of a termination of the employment of our executives other than Mr. McKenzie as a result of death, then, in addition to the accrued salary, bonus, and incentive payments due to them, they shall become fully vested in their options and restricted stock, and their respective beneficiaries will have whatever period remains under the options to exercise such options. In addition, the executives would be entitled to their prorated incentive bonuses. In the event of a termination of the employment of Mr. McKenzie as a result of death or permanent disability, he shall become 100% vested in his options and restricted common stock, and his beneficiaries will have whatever period remains under the options to exercise such options. Mr. McKenzie would not be due any accrued bonus or other benefits under such circumstances.

In the event the employment of our executives other than Mr. McKenzie ends as a result of a termination by us for cause or by the executives without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise their vested stock options pursuant to the terms of the grant, but all other unvested options and restricted stock would be forfeited. In the event the employment of Mr. McKenzie ends as a result of a termination by us for cause or by him without good reason, Mr. McKenzie shall forfeit all accrued stock options and unvested restricted stock.

Upon a change of control, the named executive officers will become fully vested in their options and restricted stock and will have whatever period remains under the option in which to exercise their options. In addition, if the employment of any executive other than Mr. McKenzie is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve month period during his tenure multiplied by three. If Mr. McKenzie terminates his employment without good reason connection with a change of control, he shall have whatever period remains under the options following the change of control in which to exercise his vested stock options, including those stock options that vested upon such change of control.

If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us.

The employment agreements provide that the named executive officers are eligible to participate in our equity incentive plan. Except for Mr. McKenzie, the employment agreements also provide that the named executive officers are eligible to receive annual cash bonuses based on the bonus policy adopted by the Compensation Committee. Mr. McKenzie is eligible to receive annual cash bonuses as determined by the chief executive officer.

Summary Compensation Table

The amounts in the table below are a summary of the compensation expense related to the named executive officers that we recorded in our 2008 financial statements. The amounts listed in the column labeled “Restricted Stock Awards” do not reflect payment, grant, or vesting of restricted stock to our executives in 2008. Rather, they reflect the compensation expense that Medical Properties Trust, Inc. recorded in accordance with generally accepted accounting principles (“GAAP”). GAAP requires us to accrue an expense over the vesting periods based on the market value of the shares granted on the date of grant. We must record this expense even if the shares have not vested or may never vest. The total GAAP expense recorded by us for Restricted Stock Awards in 2008 as reflected below ($5,842,135 for all named executives) is based on the accrual of expense for 619,546 shares at a weighted average price of $9.43. However, the actual number of shares that vested in 2008 for all five named executives was only 252,881, and the aggregate value of such shares on the vesting dates was $2,440,760. These amounts are reflected below in the “Option Exercises and Stock Vested” table.

							Change in
							Pension Value
							and
							Nonqualified
				Restricted		Non-Equity	Deferred
				Stock		Incentive Plan	Compensation	All Other		Total
Name and principal positions	Year	Salary	Bonus	Awards(10)	Option Awards	Compensation	Earnings	Compensation		Compensation

Edward K. Aldag, Jr.	2008	$510,000	—	$2,466,848	—	$1,650,000	—	$61,543	(1)	$4,688,391
Chairman of the Board, Chief	2007	$485,000	—	$1,480,989	—	—	—	$68,122	(2)	$2,034,111
Executive Officer and President	2006	$385,000	$780,000	$828,001	—	—	—	$57,984	(3)	$2,050,985
Emmett E. McLean	2008	$345,000	—	$1,070,535	—	$625,000	—	$30,126	(4)	$2,070,661
Executive Vice President, Chief	2007	$330,000	—	$764,940	—	—	—	$43,002	(5)	$1,137,942
Operating Officer, Treasurer and Assistant Secretary	2006	$275,000	$362,500	$467,589	—	—	—	$28,020	(6)	$1,133,109
R. Steven Hamner	2008	$347,000	—	$1,231,591	—	$750,000	—	$9,000	(7)	$2,337,591
Director, Executive Vice President	2007	$330,000	—	$865,086	—	—	—	$19,295	(8)	$1,214,381
and Chief Financial Officer	2006	$275,000	$507,500	$559,015	—	—	—	$25,635	(9)	$1,367,150
William G. McKenzie	2008	$107,846	—	$522,295	—	$50,000	—	—		$680,141
Vice Chairman of the Board	2007	$191,000	—	$359,174	—	—	—	—		$550,174
	2006	$191,000	$100,000	$181,034	—	—	—	—		$472,034
Michael G. Stewart	2008	$286,275	—	$550,866	—	$425,000	—	$9,000	(7)	$1,271,141
Executive Vice President General	2007	$275,000	—	$587,257	—	—	—	$9,000	(7)	$871,257
Counsel and Secretary	2006	$260,000	$312,500	$303,989	—	—	—	$9,000	(7)	$885,489

(1)	Represents a $12,000 automobile allowance, $17,320 for the cost of tax preparation and financial planning services, $6,136 for the cost of disability insurance, and $26,087 for the cost of life insurance. These additional benefits include $18,209 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(2)	Represents a $12,000 automobile allowance, $28,446 for the cost of tax preparation and financial planning services, $3,479 for the cost of disability insurance, and $24,197 for the cost of life insurance. These additional benefits include $22,084 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(3)	Represents a $12,000 automobile allowance, $24,100 for the cost of tax preparation and financial planning services, $3,479 for the cost of disability insurance, and $18,405 for the cost of life insurance. These additional benefits include $17,831 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(4)	Represents a $9,000 automobile allowance, $6,072 for the cost of tax preparation and financial planning services, $413 for the cost of disability insurance, and $14,641 for the cost of life insurance. These additional benefits include $8,689 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(5)	Represents a $9,000 automobile allowance, $18,949 for the cost of tax preparation and financial planning services, $412 for the cost of disability insurance, and $14,641 for the cost of life insurance. These additional benefits include $14,091 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(6)	Represents a $9,000 automobile allowance, $4,005 for the cost of tax preparation and financial planning services, $374 for the cost of disability insurance, and $14,641 for the cost of life insurance. These additional benefits include $7,822 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(7)	Represents a $9,000 automobile allowance.

(8)	Represents a $9,000 automobile allowance, $972 for the cost of disability insurance, and $9,323 for the cost of life insurance. These additional benefits include $3,911 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(9)	Represents a $9,000 automobile allowance, $1,296 for the cost of disability insurance, and $15,339 for the cost of life insurance. These additional benefits include $6,435 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(10)	Amounts in this column reflect the accounting expense recorded by Medical Properties Trust, Inc. based on the requirements of generally accepted accounting principles. However, during 2008 the named executives realized value upon the actual vesting of shares in the amounts of $858,646 (Aldag), $492,566 (McLean), $568,534 (Hamner), $312,650 (Stewart), and $208,364 (McKenzie) as disclosed in the Option Exercises and Stock Vested Table.

Grants of Plan-Based Awards Table. The following Grants of Plan-Based Awards Table provides information about stock awards granted to our named executive officers during the year ended December 31, 2008. The Grant Date Fair Value is based on $12.07 per share, the average price of our common stock on February 14, 2008, when these grants were made. As these shares vest (generally ratably over five years if the executive remains employed), we will recognize and report compensation expense based on the $12.07 per share amount even though the share price will be different on each vesting date. For example, as of March 31, 2009, our share price was $3.65, or approximately 70% lower than the amount that will be used to calculate and report future compensation expense, so the actual value to the named executive may be less or more than the amounts below based on the value of the stock on the vesting date being below or above $12.07 per share.

		Estimated Possible Payouts				Estimated Future Payouts				All Other Option
		Under Non-Equity				Under Equity			All Other Stock	Awards: Number		Grant Date Fair
		Incentive Plan Awards				Incentive Plan Awards			Awards: Number of	of Securities	Exercise or Base	Value of Stock
		Threshold	Target	Superior	Maximum	Threshold	Target	Maximum	Shares of Stock or	Underlying	Price of Option	and Option
Name	Grant Date	($)	($)	($)	($)	(#)	(#)	(#)	Units (#)(1)	Options (#)	Awards($/sh)	Awards

Edward K. Aldag, Jr.	2/29/2008	$510,000	$892,500	$1,275,000	$1,657,500
	2/14/2008								167,084			$2,016,704
Emmett E. McLean	2/29/2008	$258,750	$431,250	$603,750	$862,500
	2/14/2008								62,657			$756,270
R. Steven Hamner	2/29/2008	$260,250	$433,750	$607,250	$867,500
	2/14/2008								83,542			$1,008,352
William G. McKenzie(2)	2/29/2008	$99,000	$148,500	$198,000	$247,500
	2/14/2008								16,708			$201,666
Michael G. Stewart	2/29/2008	$214,706	$357,844	$500,981	$715,688
	2/14/2008								41,771			$504,176

(1)	Represent awards of restricted common stock which vest at no cost if the participant provides the requisite service.

(2)	Mr. McKenzie’s employment agreement was amended effective August 1, 2008, and as part of such amendment, the amount he is paid in annual incentive bonus became subject to adjustment at the discretion of the chief executive officer.

Outstanding Equity Awards at December 31, 2008. The table below shows the outstanding equity awards held by our named executive officers as of December 31, 2008. Dollar amounts are based on $6.31, the closing price of our common stock on December 31, 2008.

										Equity
									Equity	Incentive Plan
			Equity Incentive						Incentive Plan	Awards:
			Plan Awards:						Awards:	Market or
			Number of			Number of		Market Value	Number of	payout value
	Number of	Number of	Securities			Shares or		of Shares or	Unearned	of Unearned
	Securities	Securities	Underlying			Units of		Units of	Shares, Units	Shares, Units
	Underlying	Underlying	Unexercised			Stock Held		Stock Held	or Other	or Other
	Unexercised	Unexercised	Unearned	Option	Option	That Have		That Have	Rights that	Rights That
	Options (#)	Options (#)	Options	Exercise	Expiration	Not Vested		Not Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)		(#)	Vested (#)(6)	Vested ($)

Edward K. Aldag, Jr.	—	—	—	—	—	324,726	(1)	$2,049,021	602,500	$3,801,775
Emmett E. McLean	—	—	—	—	—	134,407	(2)	$848,108	268,750	$1,695,813
R. Steven Hamner	—	—	—	—	—	161,237	(3)	$1,017,405	280,625	$1,770,744
William G. McKenzie	—	—	—	—	—	57,728	(4)	$364,264	112,250	$708,298
Michael G. Stewart	—	—	—	—	—	79,021	(5)	$498,623	116,250	$733,538

(1)	10,500 shares vest in annual installments from February 14, 2009 through February 14, 2011. 40,000 shares vest in annual installments from March 8, 2009 through March 8, 2012. 107,142 shares vest in annual installments from December 31, 2009 through December 31, 2013. 167,084 shares vest in annual installments from February 14, 2009 through February 14, 2013.

(2)	3,750 shares vest in annual installments from February 14, 2009 through February 14, 2011. 18,000 shares vest in annual installments from March 8, 2009 through March 8, 2012. 50,000 shares vest in annual installments from December 31, 2009 through December 31, 2013. 62,657 shares vest in annual installments from February 14, 2009 through February 14, 2013.

(3)	4,125 shares vest in annual installments from February 14, 2009 through February 14, 2011. 20,000 shares vest in annual installments from March 8, 2009 through March 8, 2012. 53,570 LTIPs vest in annual installments from December 31, 2009 through December 31, 2013. 83,542 shares vest in annual installments from February 14, 2009 through February 14, 2013.

(4)	450 shares vest in annual installments from February 14, 2009 through February 14, 2011. 12,000 shares vest in annual installments from March 8, 2009 through March 8, 2012. 28,570 LTIPs vest in annual installments from December 31, 2009 through December 31, 2013. 16,708 shares vest in annual installments from February 14, 2009 through February 14, 2013.

(5)	2,250 shares vest in annual installments from February 14, 2009 through February 14, 2011. 10,000 shares vest in annual installments from March 8, 2009 through March 8, 2012. 25,000 shares vest in annual installments from December 31, 2009 through December 31, 2013. 41,771 shares vest in annual installments from February 14, 2009 through February 14, 2013.

(6)	For Edward K. Aldag, Jr., includes 250,000 and 300,000 of core performance and superior performance awards, respectively. For Emmett E. McLean, includes 100,000 and 150,000 of core performance and superior performance awards, respectively. For R. Steven Hamner, includes 110,000 and 150,000 of core performance and superior performance awards, respectively. For William G. McKenzie, includes 50,000 and 60,000 of core performance and superior performance awards, respectively. For Michael G. Stewart, includes 45,000 and 60,000 of core performance and superior performance awards, respectively.

Core performance awards vest annually and ratably over a seven-year period (beginning March 1, 2007 through December 31, 2013) contingent upon the company’s achievement of a simple 9% annual total return to stockholders. Core performance awards provide for payment of dividends on all vested and unvested awards.

If our average stock price (over 30 consecutive trading days) is equal to or greater than $26, $24, $22, or $20 in 2009 or 2010, 100%, 75%, 58%, or 33% of the superior performance awards will be earned, respectively. If our average stock price does not reach $20 in 2009 or 2010, one-third of the superior performance award is earned if our total stockholder return from March 1, 2007 through December 31, 2010 is at or above the 50th percentile of the total stockholder return of the REITs in the Morgan Stanley REIT Index. If the superior performance award is earned based on our performance, it is subject to further time vesting. One-third of the superior performance awards vest on the fourth anniversary of grant and an additional third vest on each of the succeeding two anniversaries, based on continued employment. During the performance vesting period, cash dividends are paid with respect to the maximum shares or units that could be earned under the superior performance award at a rate equivalent to 20% of our normal dividend rate.

Option Exercises and Stock Vested Table. The following table sets forth the aggregate number of shares of common stock that vested in 2008 (we have never issued options to purchase shares to our named executive officers). The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of shares vesting.

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized Upon
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Edward K. Aldag, Jr.	—	—	89,384	$858,646
Emmett E. McLean	—	—	51,048	$492,566
R. Steven Hamner	—	—	58,463	$568,534
William G. McKenzie	—	—	21,949	$208,364
Michael G. Stewart	—	—	32,037	$312,650

Potential Payments upon Termination or Change in Control.

The following table shows potential payments and benefits that will be provided to our named executive officers upon the occurrence of certain termination triggering events. The change-in-control provisions in the employment agreements are designed to align management’s interests with those of our shareholders. See the discussion above under Compensation of Executive Officers for information about payments upon termination or change-in-control. All equity interests included in the termination and change-in-control calculations represent previously awarded stock-based awards and are valued based on the closing price of our common shares on December 31, 2008.

			Involuntary - Not
			for Cause;
			Executive for Good	Termination for
	Change in		Reason; Permanent	Cause; Executive
Name	Control	Death	Disability	without Good Reason

Edward K. Aldag, Jr.	$14,758,796	$5,910,796	$14,758,796	$—
Emmett E. McLean	$5,453,921	$2,579,921	$4,659,421	$—
R. Steven Hamner	$6,079,149	$2,824,149	$5,179,649	$—
William G. McKenzie	$1,072,562	$1,072,562	$1,072,562	$—
Michael G. Stewart	$3,365,986	$1,268,161	$2,921,486	$—

Compensation of Directors

As compensation for serving on our Board, each independent director received an annual fee of $40,000 in 2008, plus $1,000 for each Board of Directors meeting and each committee meeting attended as a member. Independent committee chairmen receive an additional $10,000 per year, except for the Audit Committee chairman who receives an additional $20,000 per year. We also reimburse our directors for reasonable expenses incurred in attending these meetings. Our Compensation Committee may change the compensation of our independent directors in its discretion. In 2007 and 2008 and through the date of this proxy statement in 2009, the Compensation Committee engaged SMG to assist it in conducting a competitive review of the Company’s non-employee director compensation program. More specifically, SMG reviewed (1) how the use of each component of total compensation (e.g., cash retainers, meeting fees, and equity awards) compared to market practice, and (2) how the total compensation for Board and committee members compared to market practice. SMG’s report presented data comparing our director compensation to market levels using a group of 123 REITs. Taking into consideration all of SMG’s findings and recommendations, the Compensation Committee increased the annual fee for independent directors to $40,000 starting in 2008.

Directors who are also officers or employees receive no additional compensation for their service as directors.

Upon joining our Board of Directors, each of our current independent directors (other than Ms. Kellett) received a non-qualified option to purchase 20,000 shares of our common stock with an exercise price of $10.00 per share. One-third of these options vested upon grant. One-half of the remaining options have vested on each of the first and second anniversaries of the date of the grant. In addition to these options to purchase stock, also upon joining our board, our current independent directors (other than Ms. Kellett) were each awarded 2,500 deferred stock units, which represent the right to receive 2,500 shares of common stock at no cost in March 2008 (in the case of Mr. Orr and Ms. Clarke) and in April 2007 (in the case of Mr. Holmes and Mr. Dawson). Each director (other than Ms. Kellett) has also received a grant of 17,500 restricted common shares, and grants of 7,000 additional deferred stock units, which represent the right for each of the directors to receive 2,000 shares of common stock in October 2008 and 5,000 shares of common stock in May 2009. In lieu of cash dividends, deferred stock units entitle the holder to receive an equivalent number of additional deferred stock units equal to the cash dividends. The restricted shares vested over three years in equal quarterly amounts beginning October 1, 2005. Ms. Kellett joined our Board on February 15, 2007. Each director received a grant of 6,750 shares of restricted common stock in February 2008 (vesting in three equal annual installments beginning in February 2009).

The following table summarizes the compensation expense we reported in our 2008 financial statements with respect to our non-employee directors.

Compensation of Directors

					Change in Pension
	Fees earned		Option	Non-Equity	Value and Nonqualified	All Other
	or paid in		Awards	Incentive Plan	Deferred Compensation	Compensation
Name	cash ($)	Stock Awards ($)	($)	Compensation	Earnings	($)	Total ($)

Steve Dawson	$76,000	$96,896	—	—	—	—	$172,896
Robert Holmes	$71,000	$96,896	—	—	—	—	$167,896
Virginia Clarke	$60,000	$96,896	—	—	—	—	$156,896
Sherry A. Kellett	$58,000	$51,323	—	—	—	—	$109,323
Glenn Orr	$75,000	$96,896	—	—	—	—	$171,896

The following table shows outstanding equity awards at December 31, 2008 for each of our non-employee directors.

	Unvested
	Stock	Stock Options	Deferred Stock Units

Steve Dawson	10,583	20,000	12,545
Robert Holmes	10,583	20,000	12,545
Virginia Clarke	10,583	20,000	12,473
Sherry A. Kellett	10,583	—	—
Glenn Orr	10,583	20,000	12,473

Equity Compensation Plan Information

The table below sets forth information regarding the shares of common stock to be issued upon the exercise of the outstanding options, warrants, and rights granted under our equity compensation plans and the shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2008. Reference is also made to Note 7 of the Notes to Consolidated Financial Statements included in the 2008 Annual Report on Form 10-K.

Number of Securities
	Shares of Common Stock		Weighted-Average		Remaining
	to be Issued Upon Exercise		Exercise Price of		Available for Future
	of Outstanding Options,		Outstanding Options,		Issuance Under Equity
Plan Category	Warrants and Rights		Warrants and Rights		Compensation Plans

Equity compensation plans approved by security holders	1,115,036	(1)	$10.80	(2)	4,127,668
Equity compensation plans not approved by security holders	N/A		N/A		N/A

Total	1,115,036		$10.80		4,127,668

(1)	Includes 50,036 deferred stock units, stock options for 130,000 shares of common stock granted solely to the Company’s independent directors and non-executive employees, and 935,000 shares of restricted common stock and profits interests in the Company’s operating partnership, which will be awarded if the Company achieves certain stock and shareholder return targets by December 31, 2011.

(2)	Represents the weighted average exercise price of 130,000 stock options. The deferred stock units, shares of restricted common stock and units of profits interests have no exercise price.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2008 is or was an officer or employee. In addition, no executive officer served during 2008 as a director or a member of the compensation committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

All related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE rules.

OTHER MATTERS

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted in accordance with their best judgment.

ADDITIONAL INFORMATION

Solicitation of Proxies

We will solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile, or other electronic means or in person. We will pay the proxy solicitation costs. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses.

Vote Required for Approval

Assuming the presence of a quorum, directors must be elected by the vote of a plurality of all the votes cast by stockholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the matters to be voted on at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

Stockholder Proposals for Inclusion in Proxy Statement for 2009 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2010 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 19, 2009. Stockholder proposals must be sent to Michael G. Stewart, Executive Vice President, General Counsel and Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Amended and Restated Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed, postage prepaid, and received by, Michael G. Stewart, Executive Vice President, General Counsel and Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 19, 2009, nor later than January 18, 2010, unless our 2010 annual meeting of stockholders is scheduled to take place before April 21, 2010 or after July 20, 2010. Our Amended and Restated Bylaws state that such stockholder’s notice must be delivered to, or mailed and received at, our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of 60 days prior to such annual meeting and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Amended and Restated Bylaws. Stockholders may obtain a copy of our Amended and Restated Bylaws by writing to Michael G. Stewart, Executive Vice President, General Counsel and Secretary at the address shown above.

Stockholder Nominations of Directors

Our Amended and Restated Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Michael G. Stewart, Executive Vice President, General Counsel and

Secretary. As set forth in Section 2.03 of our Amended and Restated Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice.

Annual Report

Our annual report for the fiscal year ended December 31, 2008 will be mailed to stockholders of record on or about April 21, 2009. Stockholders wishing to receive a separate copy of the 2008 Annual Report and this Proxy Statement may write or call us at: Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, AL 35242 Attention: Charles R. Lambert, Director of Finance (205-969-3755).

If any person who was a beneficial owner of our common stock on the record date for the Annual Meeting of Stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Medical Properties Trust, Inc. at such date. Requests should be directed to: Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, AL 35242 Attention: Charles R. Lambert, Director of Finance.

By Order of the Board of Directors,

Michael G. Stewart
Secretary

Birmingham, Alabama
April 21, 2009

Medical Properties Trust, Inc.	1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242	205-969-3755
www.medicalpropertiestrust.com

PROXY	PROXY
MEDICAL PROPERTIES TRUST, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The 2009 Annual Meeting of Stockholders of Medical Properties Trust, Inc. will be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 21, 2009, beginning at 10:30 a.m. Central Time. You can access directions to the 2009 annual meeting of stockholders of Medical Properties Trust, Inc. at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2009 Annual Meeting of Stockholders and Proxy Statement dated April 21, 2009, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.
     The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof.
     The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
www.medicalpropertiestrust.com.
(Continued and to be signed on the reverse side)

2009 ANNUAL MEETING OF STOCKHOLDERS
OF
MEDICAL PROPERTIES TRUST, INC.
May 21, 2009
PROXY VOTING INSTRUCTIONS
Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER
▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☑

1.	To elect eight directors.

	☐	FOR ALL NOMINEES

	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

	☐	FOR ALL NOMINEES EXCEPT (See instructions below)

		NOMINEES:	¡	Edward K. Aldag, Jr.
			¡	Virginia A. Clarke
			¡	G. Steven Dawson
			¡	R. Steven Hamner
			¡	Robert E. Holmes, Ph.D.
			¡	Sherry A. Kellett
			¡	William G. McKenzie
			¡	L. Glenn Orr, Jr.
     INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee from whom you wish to withhold your vote as shown here:  ●
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009.

☐	FOR	☐	AGAINST	☐	ABSTAIN

With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.
To change the address on your account, please check the box at right and indicate your new address in the address space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. If the shares are held jointly, each holder should sign. If signing as executor, administrator, attorney, trustee or guardian, please indicate your full title as such. If the shares are held by a corporation, partnership or limited liability company, please sign the full name of the entity by the duly authorized officer, partner or member, respectively.